EX-99.1

EX-99.1: Management’s Discussion and analysis of Financial Condition and Results of Operation of First Market Bank

8-K Filled on 09/08/2009 - Period: 09/08/2009

File Number 0-20293

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF FIRST MARKET BANK

The following discussion is intended to assist readers in understanding the financial condition and results of operations of First Market Bank (“FMB”). The information contained in this section should be read in conjunction with the financial statements and the accompanying notes contained in Exhibit 99.2 to this Current Report on Form 8-K. The data presented for the three month and six month periods ended June 30, 2009 and 2008, are derived from the unaudited interim financial statements of FMB and include, in the opinion of FMB’s management, all adjustments, consisting only of normal recurring accruals, necessary to present fairly the data for such periods.

Years Ended December 31, 2008 and 2007

RESULTS OF OPERATIONS

Net Income

Net income of $1.5 million recorded by FMB for the year ended December 31, 2008, reflected the overall deterioration of economic conditions, the Federal Open Market Committee of the Federal Reserve’s sweeping interest rate reductions initiated over the course of the year, and the write-down of Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock, purchased in April 2004, was recorded as an other-than-temporary-impairment (“OTTI”) charge. The amount of the OTTI charge was $4.4 million, an after-tax impact on net income of $2.7 million, and it was due to the unprecedented move by the U. S. Treasury placing Freddie Mac, along with Fannie Mae, in conservatorship in mid-September, 2008.

The year over year decline of $6.7 million in net income from the $8.1 million recorded for 2007 was primarily attributable to the OTTI charge, compression of the net interest margin, and increased provision for loan losses, all driven by the extraordinary domestic and global events that occurred during 2008.

Net income for 2008 equates to a return on average assets of .11% and a return on average equity of 1.71%. These same ratios for 2007 were .66% and 10.35%, respectively.

Net Interest Income

Net interest income, which represents the principal source of earnings for FMB, is the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of average earning assets. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income, the net interest margin and net income.

The overriding factor affecting net interest income in 2008 was the overall economic crisis driven by a seemingly endless occurrence of stirring events and actions resulting in rate decreases of 400 basis points in the market, a credit crisis resulting from rapidly deteriorating asset values and confidence, inflation fears driven by skyrocketing oil prices only to be followed by deflation concerns resulting from global economic weakness and plunging oil prices. At the core of the 2008 economic crisis rests the instability of the financial industry, with the landscape unquestionably altered as century old institutions disappeared through merger, sale or bankruptcy, leading the U. S. Government to take extraordinary measures in an effort to stabilize the industry and the financial system through repeated capital infusions, rate adjustments and other corporate, as well as consumer, driven measures. These collective events, together with targeted Federal Funds rate cuts, placed considerable stress on deposit pricing and competition for those deposits, both of which had a meaningful impact on FMB’s net interest margin.

For the year ended December 31, 2008, net interest income decreased by $1.5 million, or 3.6%, to $40.8 million compared to 2007. The decrease in net interest income, despite a 5.1% increase in average earning assets, highlighted the pricing and earning challenges of the rapidly falling rate environment experienced over the course of 2008. The net interest margin of 3.29% for 2008 was down 30 basis points from the prior year as funding cost reductions consistently lagged the lower loan yields that resulted from the volatile interest rate environment that persisted throughout the year. The average yield on the loan portfolio for 2008 declined by 119 basis points while the average rate paid on interest-bearing deposits reflected a 70 basis point reduction over the same period. The variable rate portion of the loan portfolio, approximately 45%, was subject to almost immediate re-pricing while less than 10% of the CD portfolio matured on a monthly basis during the same period. Adding further to the challenge was the sustained competitive market pressures within FMB’s primary footprint that kept CD and money market deposit rates at levels considerably above the interest rate curve. The dramatic nature of the rate decreases during the year clearly compounded the interest sensitivity of FMB’s earnings.

Provision for Loan Losses

During the fourth quarter of 2008, the official declaration that the current recession began in December 2007 was announced. This information along with other current and future economic indicators pointed to the potential for a lengthy and deep recession period. Unemployment rates increased dramatically during the latter part of the year, ending the year just above 7% nationally with projections of continued increases into 2010. Unemployment increased within FMB’s footprint as well, fueled by the merger, downsizing and/or bankruptcy/liquidation of some of the area’s major employers, along with the announced state budget shortfall and resulting projected cuts. The effects on the local economy and housing market, while not easily measurable, are unmistakable. During 2008 FMB experienced increases in loss or charge-off rates, delinquencies and nonperforming loans, by all indications a direct result of the economic downturn. While specific results by loan category varied, all categories were impacted. Net charge-offs of $1.2 million in 2007, or 0.12% of average loans, increased to $2.6 million in 2008, or 0.25% of average loans. Past due accounts increased from 0.44% of loans in December 2007 to 0.81% in December 2008. Nonaccrual loans of $2.3 million at December 2007 increased to $5.1 million at December 2008. Among other factors considered by management in determining the appropriate provision for loan losses for the year was the growth in loans, particularly in the commercial and construction loans secured by real estate portion of the portfolio. The increase in risk factors related to this segment that correspond closely with the economic downturn, such as uncertainties as to the future value of the underlying collateral that supports much of this portfolio, are key focal points of the ongoing analysis. The possibility of a prolonged economic slowdown within our geographic region and the negative impact it would potentially have on FMB’s loan customers also has a bearing on management’s judgment in determining the provision for loan losses and its effect on the allowance for loan losses. Accordingly, the provision for loan losses recorded for 2008 was $4.5 million. This compares to a 2007 provision of $1.6 million. Notwithstanding this historically high increase for FMB, management believes the relative strength of the loan portfolio is reflective of the effectiveness of the sound underwriting and risk management practices followed in the years that preceded the current period of economic uncertainty. Even though the overall credit quality of loan portfolio has held up relatively well over the past year, economic indicators continue to deteriorate, placing increasing emphasis on the adequacy of the allowance for loan losses. Consequently, the elevated provisions and resulting allowance for loan losses reflects the growth in the loans and increasing risks inherent in the portfolio as market conditions challenge every aspect of the economy.

Noninterest Income

For the year ended December 31, 2008, noninterest income decreased $4.6 million, or 38.0%, to $7.5 million from $12.0 million for 2007. Excluding the OTTI charge related to the Freddie Mac preferred stock holdings of $4.4 million, on a year over year basis noninterest income was essentially flat as the 2.4% increase in deposit service charges was offset by reduced broker commissions and trust income. Broker commissions dropped from prior year levels as concerns over declining home values and other economic fears led to contraction of investment activity by customers. Trust income also declined as tumbling stock prices negatively impacted trust asset values, a key revenue driver of FMB’s trust operation.

Noninterest Expense

For the year ended December 31, 2008, noninterest expense increased $2.2 million, or 5.4%, to $42.3 million compared to the year ended December 31, 2007. Increases in personnel expense (salaries and benefits) of $2.5 million, or 12.3%, were attributable to higher staffing levels primarily resulting from branch expansion and normal compensation increases. General and administrative expense was up $694 thousand largely due to higher FDIC insurance premiums. Lower data processing expense, achieved in cooperation with FMB’s technology outsourcing partner and other network savings initiatives, represented a $848 thousand reduction compared to the prior year.

BALANCE SHEET

Balance Sheet Overview

At December 31, 2008, total assets were $1.3 billion, an increase of $35.1 million, or 2.8%, over year-end 2007 total assets. Net loans increased $71.8 million, or 7.5% from December 31, 2007. The year over year increase in loan growth was spread among the consumer and commercial loan portfolios. Total investment securities declined by $41.0 million, or 19.3%, as portfolio principal paydowns were used to fund higher yielding loans. Total deposits increased $101.0 million, or 10.4%, from December 31, 2007. Increases in interest-bearing deposits of $107.8 million, largely driven by growth in money market accounts balances, accounted for majority of the year over year change in deposits, as consumer flight to safety from equity markets and some large financial institutions became market drivers. Additionally, pricing strategies implemented to effect a change in mix of FMB’s deposits during the latter part of the year succeeded in lowering the level of higher priced time deposits by $4.9 million. As a result of the significant growth in deposits, short-term borrowed funds, principally federal funds purchased and FHLB advances were lowered by $71.0 million to $53.3 million at year-end 2008.

Loan Portfolio

As of December 31, 2008 compared to December 31, 2007, loans, net of unearned income increased $73.8 million, or 7.6%, to $1.0 billion from $969.9 million. Loan activity continued at a strong pace during much of the year as FMB sought to serve the credit needs of its customers, while at the same time remaining steadfast to its practice of following prudent underwriting standards and being mindful of the economic uncertainties that dominated much of the year and were expected to continue. At December 31, 2008, loans secured by real estate remain the largest category, comprising 57.5% of the total loan portfolio. At December 31, 2008, commercial and construction loans secured by real estate totaled $350.5 million, or 33.6%, of total loans and increased $40.0 million, or 12.9%, compared to year-end 2007. Home equity lines represent 11.8% of total loans, increasing $30.6 million, or 33.1% from year-end 2007.

Commercial business loan balances at December 31, 2008 decreased $10.5 million, or 4.3%, from the prior year, reducing this category composition of total loans to 22.3% by year-end 2008, primarily due to some sizeable paydowns or payoffs over the second half of the year. FMB’s consumer loan portfolio consists principally of indirect automobile loans with loans to individuals for household, family and other personal expenditures accounting for remainder of the category. Consumer installment loans represented 20.1% of total loans at December 31, 2008, essentially flat in comparison to the prior year composition in spite of year over year growth of $10.0 million in balances.

The following table presents the composition of FMB’s loans, net of unearned income and as a percentage of FMB’s total gross loans as of December 31, (dollars in thousands):

	2008		2007		2006		2005		2004
Mortgage loans on real estate:
Residential 1-4 family	$58,008	5.6%	$59,084	6.1%	$71,991	8.1%	$50,205	6.5%	$47,928	6.8%
Commercial	232,397	22.3%	201,287	20.8%	167,645	18.8%	132,447	17.1%	121,922	17.2%
Construction	118,092	11.3%	109,252	11.3%	137,673	15.4%	98,821	12.8%	66,415	9.4%
Second mortgages	37,703	3.6%	39,625	4.1%	26,347	2.9%	12,863	1.7%	22,998	3.2%
Equity lines of credit	122,975	11.8%	92,381	9.5%	93,656	10.5%	113,280	14.7%	109,546	15.5%
Multifamily	30,935	3.0%	24,618	2.5%	16,936	1.9%	15,615	2.0%	18,933	2.7%

Total real estate loans	600,110	57.5%	526,247	54.3%	514,248	57.6%	423,231	54.8%	387,742	54.7%

Commercial loans	232,701	22.3%	243,165	25.1%	196,647	22.0%	170,774	22.1%	164,972	23.3%

Consumer installment loans	209,894	20.1%	199,916	20.6%	182,335	20.4%	178,636	23.1%	155,270	21.9%

All other loans	997	0.1%	593	0.1%	237	—	210	—	361	0.1%

Loans, net of unearned income	$1,043,702	100.0%	$969,921	100.0%	$893,467	100.0%	$772,851	100.0%	$708,345	100.0%

Asset Quality

An analysis of the loan portfolio is conducted on a regular basis and is used to help assess the sufficiency of the allowance for loan losses and to determine the necessary provision for loan losses. The volume of loan charge-offs in 2008 was markedly higher than any of the previous 10 years since FMB was formed and reflects the significant downturn in the economy over the past twelve to eighteen months. If the economy continues to be depressed, FMB could continue to see loan charge-offs at higher levels than those experienced in 2008, which would have a detrimental effect on future profitability. In general, the amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, delinquency trends, underlying collateral values, the amount of actual losses charged to the reserve in a given period and assessment of present and anticipated economic conditions.

Net charge-offs were $2.6 million, or 0.25% of average loans for the year ended December 31, 2008, compared to net charge-offs of $1.2 million, or 0.12%, for the prior year. Net charge-offs for 2008 included commercial loan charge-offs of $1.4 million, and consumer, primarily indirect auto loan, charge-offs of $1.6 million.

To assist in the ongoing evaluation of risks inherent in the loan portfolio, we utilize a credit classification process whereby risk ratings are assigned to each commercial loan at the time of origination. Appropriate adjustments to the risk rating are made no less frequently than quarterly, should any change in the borrower’s credit profile occur over the life of the loan that warrants such adjustment. Once a loans credit profile deteriorates to a level defined in FMB’s loan policy, the loan is added to the bank’s watch list. Loans in the regulatory classifications of Special Mention, Substandard, and Doubtful are accumulated by rating with risk factors applied to each of the classifications. The risk factors increase as the grade deteriorates. If management believes that, with respect to a specific loan, an impaired source of repayment, collateral impairment or a change in a debtor’s financial condition presents a heightened risk of non-performance of a particular loan, a portion of the reserve may be specifically allocated to that individual loan. The aggregation of this loan by loan loss analysis comprises the specific reserve. Watch list loans are closely monitored and evaluated by loan administration and senior management who meet with the other commercial lenders on a regular basis to review past due loans, address significant potential problem loans and develop action plans related to such assets. The watch list is also reviewed by FMB’s Audit Committee and Board of Directors at each of their meetings.

The allowance for loan losses represents an amount that, in our judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. The provision for loan losses increases the allowance, and loans charged off, net of recoveries, reduce the allowance. The following table summarizes activity in the allowance for loan losses over the past five years ended December 31, (dollars in thousands):

	2008	2007	2006	2005	2004
Balance, beginning of period	$11,596	$11,128	$9,656	$9,185	$7,621
Loans charged-off:
Commercial	1,378	567	108	283	297
Real estate	—	—	—	—	—
Consumer	1,630	924	551	589	450

Total loans charged-off	3,008	1,491	659	872	747

Recoveries:
Commercial	29	20	78	248	125
Real estate	—	—	—	—	—
Consumer	379	315	413	178	85

Total recoveries	408	335	491	426	210

Net charge-offs	2,600	1,156	168	446	537
Provision for loan losses	4,530	1,624	1,640	917	2,101

Balance, end of period	$13,526	$11,596	$11,128	$9,656	$9,185

Allowance for loan losses to loans	1.30%	1.20%	1.25%	1.25%	1.30%
Net charge-offs to average loans	0.25%	0.12%	0.02%	0.06%	0.08%

The following table shows an allocation of the allowance for loan losses among loan categories based upon analysis of the loan portfolio’s composition, historical loan loss experience and other factors, as well as, the ratio of the related outstanding loan balances to total loans as of December 31, (dollars in thousands).

	2008		2007		2006		2005		2004
	$	% (1)	$	% (1)	$	% (1)	$	% (1)	$	% (1)
Commercial, financial and agriculture	$4,643	22.3%	$4,553	25.1%	$3,242	22.0%	$2,813	22.1%	$2,676	23.3%
Real estate construction	1,867	11.3%	1,384	11.3%	2,484	15.4%	2,155	12.8%	2,050	9.4%
Real estate mortgage	5,040	46.2%	3,741	42.9%	3,796	42.2%	3,294	42.0%	3,133	45.3%
Consumer & other	1,976	20.2%	1,918	20.7%	1,606	20.4%	1,394	23.1%	1,326	22.0%

Total	$13,526	100.0%	$11,596	100.0%	$11,128	100.0%	$9,656	100.0%	$9,185	100.0%

(1)	The percent represents the loan balance divided by total loans.

The following table presents a five-year comparison of nonperforming assets as of December 31, (dollars in thousands):

	2008	2007	2006	2005	2004
Nonaccrual loans	$5,143	$2,314	$1,669	$2,563	$402
Foreclosed properties	869	450	518	—	—
Real estate investment	—	—	—	—	—

Total nonperforming assets	$6,012	$2,764	$2,187	$2,563	$402

Loans past due 90 days and accruing interest	$—	$—	$—	$16	$482

Nonperforming assets to loans, foreclosed properties, and real estate investments	0.58%	0.28%	0.24%	0.33%	0.06%
Allowance for loan losses to nonaccrual loans	263.00%	501.12%	666.75%	376.75%	2284.83%

FMB’s policy is for the accrual of interest on commercial and retail loans to be discontinued at the time the loan is 90 days delinquent, regardless of the degree to which the loan may be secured. Accordingly, the loan is then placed in nonaccrual status. At December 31, 2008, loans that were 90 days or more delinquent and classified as nonaccrual loans totaled $5.1 million. Included in the year-end nonaccrual loans total were two commercial loan credit relationships totaling $1.3 million that, based upon the information available at the time, were considered impaired due to the likelihood that the principal and interest payments due would not be collected in accordance with the terms of the respective loan agreements. The $5.1 million in nonaccrual loans at year end is concentrated in seven credit relationships totaling $4.4 million with the remaining in retail credits for automobiles, equity lines, and second mortgages. The largest component, $2.6 million in nonresidential commercial mortgage loans, consists of three relationships with collateral values totaling $3.6 million. An additional $1.0 million with collateral values of $1.3 million secured by first lien mortgages, and the remaining $778 thousand relates to two commercial relationships, the majority of which is backed by an SBA guarantee. Nonaccrual loans are reviewed by management on at least a quarterly basis with regards to payment status and underlying collateral. Visual property inspections are conducted on specific credits with revised third party appraisals obtained based on performance and economic conditions. The increase in nonaccrual loans is primarily attributable to the economic conditions and its affect on our customers. The increase in nonaccrual loans has contributed to the higher overall allowance for loan losses at December 31, 2008.

At December 31, 2008, total nonperforming assets including nonaccrual and foreclosed properties totaled $6.0 million, an increase of $3.2 million since December 31, 2007. The 2008 increases in nonperforming assets were largely related to commercial loans. The primary categories of the nonperforming loans at December 31, 2008 were commercial mortgage loans totaling $2.6 million, home equity loans and lines of credit totaling $1.1 million, and secured commercial loans totaling $779 thousand.

FMB measures impaired loans based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when it is probable that we will be unable to collect all interest and principal payments as scheduled in the loan agreement. We do not consider a loan impaired during a period of delay in payment if we expect the ultimately collect all amounts due. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment. The balance of impaired loans was $1.3 million and $1.1 million at December 31, 2008 and 2007, respectively, for which there was no specific valuation allowance at December 31, 2008 and a $200,000 specific valuation allowance at December 31, 2007. The average balance of impaired loans was $1.0 million for 2008, $1.2 million for 2007 and $2.4 million for 2006.

At year-end 2008, FMB had ten borrowers with balances totaling $18.0 million that management had classified as substandard. These loans will be closely monitored in light of prevailing economic conditions for indications of weakened source of repayment, collateral impairment, a change in the debtor’s financial condition, as well as any other factors pointing to a heightened risk of nonperformance.

FMB did not realize any non-cash, other-than-temporary impairment charges during 2008 as a result of reductions in fair value below original cost of any investments in our investment portfolio, other than the write-down of Freddie Mac preferred stock discussed earlier under “Results of Operations—Net Income.” However, we could be required to record future impairment charges on our investment securities if they suffer any declines in value that are considered other-than-temporary. Considerations used to determine other-than-temporary impairment status to individual holdings include the length of time the security has remained in an unrealized loss position, and the percentage of unrealized loss compared to the carrying cost of the security, dividend reduction or suspension, market analyst reviews and expectations, and other pertinent news that would affect expectations for recovery or further decline.

Capital Resources

Capital resources represent one of the fundamental sources of funds which financial institutions leverage to maximize return to shareholders. FMB’s capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of its resources and consistency with regulatory requirements and industry standards. FMB management seeks to maintain its capital structure in a manner that will both assure an adequate level of capital is available to support anticipated asset growth and to absorb potential losses.

The Office of Thrift Supervision, FMB’s primary regulator, along with the Federal Reserve and other bank regulatory agencies, have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total assets is 8.0%, of which 4.0% must be Tier 1 capital, consisting of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain intangible items. FMB had a ratio of total capital to risk-weighted assets of 10.92% and 10.69% at December 31, 2008 and 2007, respectively. FMB’s ratio of Tier 1 capital to risk-weighted assets was 8.12% and 7.91% at December 31, 2008 and 2007, respectively, allowing it to meet the definition of “well-capitalized” for regulatory purposes. Both of these ratios exceeded the fully phased-in capital requirements in 2008 and 2007.

The following summarizes FMB’s regulatory capital and related ratios over the past two years ended December 31, (dollars in thousands):

	2008	2007
Tier I capital	$90,034	$82,751
Total capital	121,060	111,847
Risk-weighted assets	1,108,771	1,046,245
Adjusted total assets	1,301,964	1,266,393

Risk-based capital ratios:
Tier I capital to risk-weighted assets:
Actual	8.12%	7.91%
Regulatory minimum	4.00	4.00
Well capitalized under prompt corrective action provisions	6.00	6.00

Total capital to risk-weighted assets:
Actual	10.92%	10.69%
Regulatory minimum	8.00	8.00
Well capitalized under prompt corrective action provisions	10.00	10.00

Tier 1 capital to adjusted total assets:
Actual	6.92%	6.53%
Regulatory minimum	4.00	4.00
Well capitalized under prompt corrective action provisions	5.00	5.00

Commitments and Contingencies

In the normal course of business, FMB is a party to credit related financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual notional amounts of these instruments reflect the extent of the FMB’s exposure to credit loss. FMB follows the same credit policies in making commitments as it does for on-balance sheet instruments. For more information pertaining to these commitments, reference Note 14 “Commitments and Contingencies” in the “Notes to the Consolidated Financial Statements” contained in FMB’s audited consolidated financial statements beginning on page F-1 of this proxy statement.

Years Ended December 31, 2007 and 2006

RESULTS OF OPERATIONS

Net Income

Net income of $8.1 million for the year ended December 31, 2007 represented a decline of $1.5 million compared to the prior year and reflected the impact of the credit and housing market turmoil in the latter part of the year which culminated with actions by the Federal Reserve. While the genesis of the turmoil, the sub-prime housing markets, does not directly impact FMB’s results of operations, the impact of the interest rate actions by the Federal Reserve negatively impacted the net interest margin and net interest income.

Net Interest Income

For the year ended December 31, 2007, net interest income remained essentially flat compared to the prior year. The net interest margin of 3.65% represented a 27 basis point decline from the 2006 margin of 3.92% as the 7.5% increase in earning assets was offset by the inability to offset reductions on earning asset yields with lower funding costs which were driven by competitive local deposit pricing.

Provision for Loan Losses

The provision for loan losses for 2007 of $1.6 million is even with prior year. Year to date net charge-offs of $1.2 million compared to net charge-offs of $168 thousand in 2006 and were concentrated in the latter part of the year coinciding with the beginning of the housing market downturn.

Noninterest Income

For the year ended December 31, 2007 noninterest income increased by $1.1 million to $12.0 million compared to prior year totals of $10.9 million. The 10.1% increase was attributed to increases in trust commissions, broker commissions and deposit service charges.

Noninterest Expense

For the year ended December 31, 2007 noninterest expense of $40.1 million increased by $3.8 million compared to the year ended December 31, 2006. The increase was due to planned branch growth initiatives as personnel expense (salaries and benefits) and property, plant and equipment expense increased $2.2 million and $523 thousand, respectively.

BALANCE SHEET

Balance Sheet Overview

At December 31, 2007, total assets were $1.3 billion, an increase of $52.6 million, or 4.3%, over year-end 2006 total assets. Total loans grew by $76.5 million or 8.6% with increases concentrated in consumer-dealer loans commercial and commercial mortgages. Investment securities decreased by $19.5 million as funds from pay downs, maturities and issuer calls were used to fund loan growth. Year end deposits decreased by $74.4 million, or 7.1%, largely due to time deposit run-off in a competitive rate environment. Total borrowings grew by $118.6 million as short term borrowings increased by $58.6 million and long term advances of $60 million were used to offset the deposit run-off and fund the loan growth.

Six Month Periods Ended June 30, 2009 and 2008

RESULTS OF OPERATIONS

Net Income

Net income for the quarter ended June 30, 2009 was $1.5 million, down $774 thousand from the $2.3 million recorded for the same prior year period. Lower overall funding costs and stabilization of loan yields resulted in higher net interest income by approximately $648 thousand. However, increased costs associated with new branches, higher provisions for loan losses and a 5% special FDIC assessment resulted in a decline year over year.

Net income for the first six months of 2009 equates to a return on average assets of 0.21% and a return on average equity of 2.50%. These same ratios for the first six months of 2008 were 0.36% and 5.37%, respectively.

Net Interest Income

For the six months ended June 30, 2009, net interest income increased $648 thousand, or 3.2%, to $20.6 million compared to the same prior year period. As mentioned earlier, a tapering of the volatility in loan yields experienced during the same period a year earlier combined with continued improvement in funding costs overall was the key driver of the improvement in net interest income over the comparable period. A key contributor to the improvement in funding costs during the first six months of 2009 was the maturing of approximately $182 million in CDs during the period at an average rate of 3.40%. Those maturing deposits along with additional CD volume, the combined total of which was approximately $209 million, were added at an average rate of 2.04% for a 136 basis point repricing improvement.

The net interest margin of 3.14% for the six months ended June 30, 2009 compares to 3.30% for the same prior year period. The yield on interest-earning assets and the rate paid on interest-bearing liabilities decreased by 112 basis points to 5.02% and 108 basis points to 2.27%, respectively, from the comparable prior year period. Loan yields fell by 91 basis points to 5.52% and interest-bearing deposit rates dropped by 109 basis points to 2.13% over the same period. The key determinant of the further compression in the net interest margin that occurred during the first six months of 2009 was the growth in Federal Funds sold. This growth resulted from the pace with which deposits and other sources of funds have outpaced or exceeded loan demand. The most significant other source of funds resulted from the early February 2009 issuance of preferred stock, for a total price of $33.9 million, pursuant to the U. S. Treasury’s Capital Purchase Program under TARP. As mentioned, the level of deposit growth together with the TARP preferred stock sale proceeds exceeded loan demand, softened by the challenging economic conditions that persisted throughout the quarter. The timing of the receipt of the proceeds from the stock issuance together with market conditions during the quarter made it difficult to leverage the proceeds into loans or mortgage-backed securities at a pace that could have a meaningful positive impact on net interest earnings. Accordingly, overnight investment of the excess funds in Federal Funds sold at an average rate of 19 basis points during the period served to compress the net interest margin. Excluding the estimated impact of the TARP stock issuance proceeds, the yield on earning assets for the six month period would have been 5.26% versus 5.02%, and the net interest margin would have been 3.24%, or 10 basis points above the 3.14% recorded.

Provision for Loan Losses

The provision for loan losses for the six months ended June 30, 2009 of $2.4 million compares to a provision of $2.2 million for the same prior year period as net charge-offs increased from $1.0 million for the 2008 period to $1.9 million for the 2009 period. This represents a 90.7% increase in net charge-offs over the prior year, and an increase in net charge-offs as a percent of average loans to 0.36% compared to .19% for the 2008 period. The increase in the provision for loan losses and the current level of the allowance for loan losses primarily reflects the substantial increase in the level of nonperforming assets over the first six months of the year, management’s continued concern about the uncertainty in the economy and its related stress on borrowers, uncertainties as to the future value of the underlying collateral that secures much of the loan portfolio, net charge-offs, delinquency trends and the uncertainties that exist with regard to other credit risk factors that FMB considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the loan portfolio was 1.40% at June 30, 2009, compared to 1.23% and 1.30% for the periods ending June 30, 2008 and December 31, 2008, respectively.

Noninterest Income

For the six months ended June 30, 2009, noninterest income was $6.0 million, practically unchanged from the comparable period of 2008. Current period service charges on deposits increased by $196 thousand, while reduced gains on sales of securities and other income for the period declined by $119 thousand.

Noninterest Expense

For the six months ended June 30, 2009, noninterest expense was $22.3 million, an increase of $2.0 million, or 9.9%, from the same period of 2008. Personnel costs, due to year over year growth in new branches and normal compensation increases, accounted for the majority of the increase as this expense category rose $587 thousand. Together, occupancy and equipment expense increased $288 thousand, largely due to the new branches mentioned. The remaining other operating expense categories combined for a net increase of $1.1 million which was attributed to the FDIC assessment of $660 thousand and merger related costs of $501 thousand.

BALANCE SHEET

Balance Sheet Overview

At June 30, 2009, total assets were $1.4 billion compared to $1.3 billion at June 30, 2008. Net loans decreased $37.9 million, or 3.7%, from June 30, 2008. The year over year decrease in loans was spread among all loan categories with the exception of equity lines. Total cash and cash equivalents increased $117.3 million from $33.0 million at June 30, 2008. This increase represented additional liquidity from deposit growth and from a portion of the proceeds from the issuance of FMB’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B and Series C to the U. S. Treasury under the TARP Capital Purchase Program (see Capital Resources discussion that follows below). Since February 2009, a portion of these funds has been used to fund new loans and purchase mortgage-backed securities, with the remainder generally invested in Federal Funds sold in order to maintain liquidity for anticipated lending activity.

Deposits increased $176.5 million, or 17.4%, from a year ago primarily due to increases in interest-bearing demand deposits, principally money market accounts. FMB’s short-term borrowings, primarily overnight advances from the Federal Home Loan Bank of Atlanta, were reduced from $137.6 million at June 30, 2008 to $42.2 million at June 30, 2009. FMB’s equity to assets ratio was 8.69% and 6.29% at June 30, 2009 and 2008, respectively.

Like other community banks, FMB has not been spared all of the effects of the national, as well as local, weakening in economic conditions. Accordingly, management has remained focused on maintaining adequate levels of liquidity and capital during this challenging environment and believes its sound risk management practices followed in underwriting and lending will enable it to withstand successfully this period of economic uncertainty.

Loan Portfolio

As of June 30, 2009, net loans decreased to $996 million, a decrease of $37.9 million from $1.0 billion as of June 30, 2008. While loan activity has continued, the pace of growth has moderated in light of current economic conditions. At June 30, 2009, loans secured by real estate remain the largest category, comprising 58.3% of the total loan portfolio.

The following table presents the composition of FMB’s loans, net of unearned income and as a percentage of FMB’s total gross loans as of June 30, (dollars in thousands):

	2009		2008
Mortgage loans on real estate:
Residential 1-4 family	$55,661	5.5%	$57,556	5.5%
Commercial	228,245	22.6%	215,584	20.6%
Construction	112,245	11.1%	126,827	12.1%
Second mortgages	32,509	3.2%	39,758	3.8%
Equity lines of credit	127,825	12.7%	109,267	10.5%
Multifamily	32,294	3.2%	27,751	2.7%

Total real estate loans	588,779	58.3%	576,743	55.2%

Commercial loans	226,135	22.4%	257,813	24.6%

Consumer installment loans	194,701	19.3%	211,874	20.2%

All other loans	336	—	182	—

Loans, net of unearned income	$1,009,951	100.0%	$1,046,612	100.0%

Asset Quality

Asset quality certainly remains an industry-wide concern as declining real estate activity, employment losses, bankruptcies and challenging economic conditions continued during the first six months of 2009. These issues are impacting the markets in which FMB operates, mainly by slowing recovery of real estate and other lending activities and adding to the general economic uncertainty facing businesses and consumers. The risk and performance of FMB’s loan portfolio are reflective of the relatively stable markets in which it operates. While these markets have experienced moderate economic activity, in management’s opinion they remain in notably better condition than those of well-publicized markets in other states located in the far west, such as Arizona and California, and in the southeast such as Florida and parts of Georgia. FMB does not lend and does not have loan loss exposure in these parts of the country. FMB’s loan portfolio also does not include any exposure to subprime mortgage loans.

FMB did experience deterioration in asset quality during the quarter, and current economic circumstances suggest there may be additional softening in the near-term. Because FMB’s real estate related loans make up approximately 58% of its loan portfolio at June 30, 2009, management recognizes the level of concentration that exists in real estate loans. Accordingly, residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across the FMB’s footprint has declined, but at the same time, FMB continues to work with its builder customers to assist them in their efforts to manage through this difficult real estate environment. While the softening of economic activity negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect FMB from loss over the long-term.

Management continues to monitor delinquencies, market trends, changes in risk ratings, charge-offs and other indicators of risk in FMB’s portfolio, particularly those tied to residential real estate. Adjustments deemed prudent and appropriate are made to the allowance for loan losses as a result. Required resources are devoted to the ongoing review of the loan portfolio and problem assets to minimize any loss to FMB.

Net charge-offs were $1.9 million or 0.36% of loans on an annualized basis, for the six months ended June 30, 2009, compared to net charge-offs of $972 thousand, or 0.19%, in the same period last year. Net charge-offs in the current period included consumer loan related net charge-offs, primarily indirect auto loans, of $816 thousand and commercial loan net charge-offs of $1.0 million.

At June 30, 2009, nonperforming assets totaled $20.7 million, an increase of $18.0 million from a year earlier. The increase was almost solely due to increases in nonaccrual loans, principally related to commercial loans. Foreclosed properties increased $1.3 million to $1.7 million as of the end of the current period as compared to the June 30, 2008 level. Nonperforming loans are closely monitored and evaluated for collection with appropriate loss reserves established whenever necessary.

The allowance for loan losses represents an amount that, in our judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. The provision for loan losses increases the allowance, and loans charged off, net of recoveries, reduce the allowance. The following table summarizes activity in the allowance for loan losses over the periods ended June 30, (dollars in thousands):

	2009	2008
Balance, beginning of period	$13,526	$11,596
Loans charged-off:
Commercial	1,472	327
Real estate	—	—
Consumer	1,075	845

Total loans charged-off	2,547	1,172

Recoveries:
Commercial	434	2
Real estate	—	—
Consumer	259	198

Total recoveries	693	200

Net charge-offs	1,854	972
Provision for loan losses	2,420	2,200

Balance, end of period	$14,092	$12,824

Allowance for loan losses to loans	1.40%	1.23%
Net charge-offs to average loans	0.36%	0.19%

The following table shows an allocation of the allowance for loan losses among loan categories based upon analysis of the loan portfolio’s composition, historical loan loss experience and other factors, as well as, the ratio of the related outstanding loan balances to total loans as of June 30, (dollars in thousands).

	2009		2008
	$	% (1)	$	% (1)
Commercial, financial and agriculture	$4,399	22.4%	$4,827	24.6%
Real estate construction	2,683	11.1%	1,799	12.1%
Real estate mortgage	5,152	47.2%	4,579	43.1%
Consumer & other	1,858	19.3%	1,619	20.2%

Total	$14,092	100.0%	$12,824	100.0%

(1)	The percent represents the loan balance divided by total loans.

The following table presents a comparison of nonperforming assets as of June 30, (dollars in thousands):

	2009	2008
Nonaccrual loans	$18,929	$2,242
Foreclosed properties	1,747	450
Real estate investment	—	—

Total nonperforming assets	$20,676	$2,692

Loans past due 90 days and accruing interest	$—	$—

Nonperforming assets to loans, foreclosed properties, and real estate investments	2.04%	0.26%
Allowance for loan losses to nonaccrual loans	74.45%	571.99%

At June 30, 2009, loans that were 90 days or more delinquent and classified as nonaccrual loans totaled $18.9 million. Included in the period-end nonaccrual loans total were eight commercial loan credit relationships totaling $10.2 million that, based upon the information available at the time, were considered impaired due to the likelihood that the principal and interest payments due would not be collected in accordance with the terms of the respective loan agreements. The $18.9 million in nonaccrual loans at period end is primarily concentrated in nine borrowing relationships totaling $17.8 million with the remaining in retail loans for automobiles, home equity lines, and second mortgages. The largest component, $5.4 million in residential construction loans, consists of three relationships secured by real estate valued at $6.4 million. The largest of these three relationships, at $4.2 million, relates to a residential construction company that declared bankruptcy during the second quarter of 2009. The borrower is working with management and petitioning the bankruptcy court to improve the bank’s collateral position and thereby reduce or mitigate loss to the bank. The increased probability of loss that may result from the borrower’s bankruptcy filing was evaluated during our SFAS 114 analysis as of June 30, 2009, resulting in a $1.0 million specific valuation reserve being established. Nonresidential commercial mortgage loans totaling $4.6 million secured by real estate valued at $6.1 million, commercial loans totaling $3.7 million secured primarily by marketable securities valued at $1.6 million, and commercial loans totaling $2.3 million secured by first liens on real estate valued at $2.6 million account for the majority of the remaining nonaccrual balance. The increase in nonaccrual loans is primarily attributable to the economic conditions and its affect on our customers. The increase in nonaccrual loans has contributed to the higher overall allowance for loan losses at June 30, 2009.

Total nonperforming assets including nonaccrual and foreclosed properties at June 30, 2009, totaled $20.7 million, an increase of $14.7 million since December 31, 2008. The 2009 increases in nonperforming assets were largely related to commercial loans placed in nonaccrual status. The primary components of the nonperforming loans at June 30, 2009 were nonaccrual commercial loans totaling $17.8 million, nonaccrual home equity loans and lines of credit totaling $832 thousand, nonaccrual automobile loans totaling $250 thousand and foreclosed properties totaling $1.8 million.

FMB measures impaired loans based on the present value of expected future cash flows discounted at the effective interest rate of the loan or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when it is probable that we will be unable to collect all interest and principal payments as scheduled in the loan agreement. We do not consider a loan impaired during a period of delay in payment if we expect to ultimately collect all amounts due. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment. The balance of impaired loans was $10.2 million and $667 thousand at June 30, 2009 and 2008, respectively, for which there was a $1.2 million specific valuation allowance at June 30, 2009 and no specific valuation allowance at June 30, 2008. The average balance of impaired loans was $5.1 million for the 2009 period and $789 thousand for the 2008 period.

At June 30, 2009, FMB had fourteen borrowers with balances totaling $14.9 million that management had classified as substandard. These loans are being closely monitored in light of prevailing economic conditions for indications of weakened source of repayment, collateral impairment, a change in the debtor’s financial condition, as well as any other factors pointing to a heightened risk of nonperformance.

Capital Resources

FMB had a ratio of total capital to risk-weighted assets of 13.86% and 10.22% at June 30, 2009 and 2008, respectively. FMB’s ratio of Tier 1 capital to risk-weighted assets was 11.14% and 7.52% at June 30, 2009 and 2008, respectively, allowing it to meet the definition of “well-capitalized” for regulatory purposes. Both of these ratios exceeded the minimum requirements of “well-capitalized” as established by the regulatory agencies.

In February 2009, FMB issued 33,900 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share, and 1,695 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, to the U. S. Treasury for a total sales price of $33.9 million. The issuance was made pursuant to the U. S. Treasury’s Capital Purchase Program under TARP. The Series B preferred stock pays a non-cumulative dividend at a rate of 5% per year during the first five years and thereafter at 9% per year. The Series C preferred stock pays a non-cumulative dividend at a rate of 9% per year. The transaction closed on February 6, 2009.

The following summarizes FMB’s regulatory capital and related ratios over the periods ended June 30, (dollars in thousands):

	2009	2008
Tier I capital	$124,271	$84,403
Total capital	154,638	114,728
Risk-weighted assets	1,115,982	1,122,641
Adjusted total assets	1,439,467	1,318,468

Risk-based capital ratios:
Tier I capital to risk-weighted assets:
Actual	11.14%	7.52%
Regulatory minimum	4.00	4.00
Well capitalized under prompt corrective action provisions	6.00	6.00

Total capital to risk-weighted assets:
Actual	13.86%	10.22%
Regulatory minimum	8.00	8.00
Well capitalized under prompt corrective action provisions	10.00	10.00

Tier 1 capital to adjusted total assets:
Actual	8.63%	6.40%
Regulatory minimum	4.00	4.00
Well capitalized under prompt corrective action provisions	5.00	5.00